*** Certain identified information has been excluded from this exhibit because it is both not material and the type the registrant treats as private or confidential

STEVENSON-WYDLER (15 USC 3710a)
UMBRELLA COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT (hereinafter "CRADA") No. [redacted]

BETWEEN

Battelle Energy Alliance, LLC (BEA)
under its U.S. Department of Energy Contract
No. DE-AC07-05ID14517 (hereinafter "Contractor"),

AND

Lightbridge Corporation
(hereinafter "Participant"),

both being hereinafter referred to singularly as "Party" and jointly as "Parties."

ARTICLE I: DEFINITIONS

A. "Background Intellectual Property" means the Intellectual Property identified by the Parties in a Project Task Statement (PTS), Annex B, Background Intellectual Property, which was in existence prior to or is first produced outside of work pursuant to a PTS under this CRADA, except that in the case of inventions in those identified items, the inventions must have been conceived outside of this CRADA and not first actually reduced to practice under this CRADA to qualify as Background Intellectual Property.

B. "Contracting Officer" means the DOE employee administering the Contractor's DOE contract.

C. "DOE" means the Department of Energy, an agency of the Federal Government.

D. "Generated Information" means information, including data, produced in the performance of this CRADA.

E. "Government" means the Federal Government of the United States of America and agencies thereof.

F. "Intellectual Property" means patents, trademarks, copyrights, mask works, Protected CRADA Information, and other forms of comparable property rights protected by Federal law and foreign counterparts, except trade secrets.

G. "Proprietary Information" means information, including data, which is developed at private expense outside of this CRADA, is marked as Proprietary Information, and embodies (i) trade secrets or (ii) commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 U.S.C. 552 (b)(4)).

H. "Protected CRADA Information" means Generated Information which is marked as being Protected CRADA Information by a Party to this CRADA and which would have been Proprietary Information had it been obtained from a non-Federal entity.

I. “Subject Invention” means any invention of the Contractor or Participant conceived or first actually reduced to practice in the performance of work under this CRADA.

ARTICLE II: STATEMENT OF WORK, TERM, FUNDING AND COSTS

A. The Statement of Work, Mod 0 dated 04/07/2022, is attached as Annex A and identifies technical categories for projects under this CRADA. Cooperative research under this CRADA is performed in accordance with Project Task Statements (PTSs) describing specific work falling within one or more of the technical categories set forth in the Annex A. Each specific PTS must be approved by DOE. Annex A, SOW, and the PTSs are an integral part of this CRADA.

B. Notices: The names, postal addresses, telephone, and email addresses for the Parties are provided in the Statement of Work. Any communications required by this CRADA, if given by postage prepaid first-class U.S. Mail or other verifiable means addressed to the Party to receive the communication, shall be deemed made as of the day of receipt of such communication by the addressee, or on the date given if by email. Address changes shall be made by written notice and shall be effective thereafter. All such communications, to be considered effective, shall include the number of this CRADA.

C. The effective date of this CRADA and any PTS shall be the latter date of (1) the date on which it is signed by the last of the Parties or (2) the date on which it is approved by DOE. The work to be performed under this CRADA shall be completed within seven (7) years from the effective date unless this period is extended by agreement of the Parties through an executed written modification to the CRADA.

D. The term of this CRADA, or any PTS under this CRADA, may be extended by mutual, written agreement of the Parties, provided that the term of the PTS does not exceed the term of the CRADA.

E. It is expected the Participant's contribution will be in-kind and full funds-in with the Government's in-kind contribution being access to fuel material. Individual PTSs will address the specific contributions of both the Participant and Government. For each PTS in which the Participant will provide monetary funding (i.e., funds-in) to Contractor, the Payment Terms will be inserted in the PTS.

F. Neither Party shall have an obligation to continue or complete performance of its work at a contribution in excess of its estimated contribution as set forth in the specific PTSs entered into under this CRADA.

G. Each Party agrees to provide at least thirty (30) days' notice to the other Party if the actual cost to complete performance will exceed the estimated cost.

ARTICLE III: PERSONAL PROPERTY

All tangible personal property produced or acquired under this CRADA shall become the property of the Participant or the Government, depending upon whose funds were used to obtain it unless identified in a PTS as being owned by the other Party. Personal property shall be disposed of as directed by the owner at the owner's expense. All jointly funded property shall be owned by the Government. The Participant shall maintain records of receipts, expenditures, and the disposition of all Government property in its custody related to the PTS.

ARTICLE IV: DISCLAIMER

THE GOVERNMENT, THE PARTICIPANT, AND THE CONTRACTOR MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR

DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT. NEITHER THE GOVERNMENT, THE PARTICIPANT, NOR THE CONTRACTOR SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT, INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DEVELOPED UNDER THIS CRADA.

ARTICLE V: PRODUCT LIABILITY

Except for any liability resulting from any negligent acts, willful misconduct or omissions of the Contractor and the Government, the Participant indemnifies the Government and the Contractor for all damages, costs, and expenses, including attorney's fees, arising from personal injury or property damage occurring as a result of the making, using, or selling of a product, process, or service by or on behalf of the Participant, its assignees, or licensees, which was derived from the work performed under this CRADA. In respect to this article, neither the Government nor the Contractor shall be considered assignees or licensees of the Participant, as a result of reserved Government and Contractor rights. The indemnity set forth in this paragraph shall apply only if the Participant shall have been informed as soon and as completely as practical by the Contractor and/or the Government of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and the Contractor and/or the Government shall have provided all reasonably available information and reasonable assistance requested by the Participant. No settlement for which the Participant would be responsible shall be made without the Participant's consent unless required by final decree of a court of competent jurisdiction.

ARTICLE VI: RIGHTS IN SUBJECT INVENTIONS

Wherein DOE has granted the Participant and the Contractor the right to elect to retain title to their respective Subject Inventions, and wherein the Participant has the option to choose an exclusive license, for reasonable compensation, for a pre-negotiated field of use to the Contractor's Subject Inventions,

A. Each Party shall have the first option to elect to retain title to any of its Subject Inventions and that election shall be made: (1) for the Participant, within 12 months of disclosure of the Subject Invention to DOE or (2) for the Contractor, within the time period specified in its prime contract for electing to retain title to Subject Inventions. However, such election shall occur not later than 60 days prior to the time when any statutory bar might foreclose filing of a U.S. Patent application. The electing Party has one year to file a patent application after such election unless any statutory bar exists. If a Party elects not to retain title to any of its Subject Inventions or fails to timely file a patent application, the other Party shall have the second option to elect to obtain title to such Subject Invention within one year of notification and file a patent application within one year after such election, or no less than 30 days prior to a statutory bar, if any.

B. The Parties agree to assign to DOE, as requested by DOE, the entire right, title and interest in any country to each Subject Invention where the Parties (1) do not elect pursuant to this article to retain/obtain such rights, or (2) elect to retain/obtain title to a Subject Invention but fail to have a patent application filed in that country on the Subject Invention or decide not to continue prosecution or not to pay any maintenance fees covering the Subject Invention. If DOE is granted a patent on Participant's Subject Invention, the Participant may request a non-exclusive license and DOE will determine whether to grant such license pursuant to statutory authority.

C. The Parties acknowledge that the Government retains a nonexclusive, nontransferable, irrevocable, paid-up license to practice or to have practiced for or on behalf of the United States every Subject Invention under this CRADA throughout the world. The Parties agree to execute a Confirmatory License to affirm the Government's retained license.

D. The Parties agree to disclose to each other each Subject Invention which may be patentable or otherwise protectable under U.S. patent law. The Parties agree that the Contractor and the Participant will disclose their respective Subject Inventions to DOE and each other within two (2) months after the inventor first discloses the Subject Invention in writing to the person(s) responsible for patent matters of the disclosing Party.

These disclosures should be in sufficiently complete technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, and operation of the Subject Invention. The disclosure shall also identify any known actual or potential statutory bars, e.g., printed publications describing the Subject Invention or the public use or "on sale" of the Subject Invention. The Parties further agree to disclose to each other any subsequently known actual or potential statutory bar that occurs for a Subject Invention disclosed but for which a patent application has not been filed. All Subject Invention disclosures shall be marked as confidential under 35 U.S.C. 205.

E. The Parties agree to include within the beginning of the specification of any U.S. patent applications and any patent issuing thereon (including non-U.S. patents) covering a Subject Invention, the following statement: "This invention was made under a CRADA/PTS (identify CRADA/PTS number) between (name the Participant) and Battelle Energy Alliance, LLC, operator of Idaho National Laboratory for the United States Department of Energy. The Government has certain rights in this invention."

F. The Parties acknowledge that DOE has certain march-in rights to any Subject Inventions in accordance with 48 CFR 27.304-1(g) and 15 U.S.C. 3710a(b)(1)(B) and (C).

G. The Participant agrees to submit, for a period of five (5) years from the date of termination or completion of each PTS and upon request of DOE, a nonproprietary report no more frequently than annually on efforts to utilize any Intellectual Property arising under the PTS including information regarding compliance with U.S. Competitiveness provision of this CRADA.

ARTICLE VII: RIGHTS IN DATA

A. The Parties agree that they shall have no obligations of nondisclosure or limitations on their use of, and the Government shall have unlimited rights in, all Generated Information produced and information provided by the Parties under this CRADA, except for restrictions on data provided for in this Article or data disclosed in a Subject Invention disclosure being considered for Patent protection.

B. PROPRIETARY INFORMATION: Each Party agrees to not disclose Proprietary Information provided by the other Party to anyone other than the CRADA Participant, Contractor and its subcontractors (if any) performing work under this CRADA without written approval of the providing Party, except to Government employees who are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act (18 U.S.C. 1905). Government employees shall not be required to sign non-disclosure agreements due to the provisions of the above-cited statute.

If Proprietary Information is orally disclosed to a Party, it shall be identified as such, orally, at the time of disclosure and confirmed in a written summary thereof, appropriately marked by the disclosing Party, within thirty (30) days as being Proprietary Information.

All Proprietary Information shall be protected for a period of seven (7) years from the effective date of this CRADA, unless such Proprietary Information becomes publicly known without the fault of the recipient, shall come into recipient's possession without breach by the recipient of any of the obligations set forth herein, can be demonstrated by the recipient by written record that it is known prior to receipt from disclosing Party, is disclosed by operation of law, or is independently developed by recipient's employees who did not have access to such Proprietary Information. At any time upon the written request of Participant, the Contractor shall immediately return to Participant or destroy any Proprietary Information in whatever form it may be held by Contractor.

Proprietary Information in tangible form shall be returned to the disclosing Party or destroyed with a notice of written destruction submitted to the disclosing Party upon termination or expiration of this CRADA, or during the term of this CRADA upon request by the disclosing Party.

PROTECTED CRADA INFORMATION: Except where a Participant's Federal funding agreement prohibits such protection, each Party may designate and mark as Protected CRADA Information any Generated Information produced by its employees, which meets the definition in Article I and, with the agreement of the other Party, so designate any Generated Information produced by the other Party's employees which meets the definition in Article I. All such designated Protected CRADA Information shall be appropriately marked.

For a maximum period of five (5) years from the date Protected CRADA Information is produced, unless otherwise stated in an individual PTS as authorized by the Infrastructure Investment and Jobs Act which grants Participants up to thirty (30) years of protection for Protected CRADA Information as approved by the DOE, the Parties agree not to further disclose such information and to use the same degree of care and discretion, but no less than reasonable care and discretion, to avoid disclosure, publication or dissemination of such information to a third party, as the Party employs for similar protection of its own information which it does not desire to disclose, publish, or disseminate except:

(1) as necessary to perform this CRADA;

(2) as published in a patent application or an issued patent before the protection period expires;

(3) as provided in Article X [REPORTS AND PUBLICATIONS];

(4) as requested by the DOE Contracting Officer to be provided to other DOE facilities for use only at those DOE facilities solely for Government use only with the same protection in place and marked accordingly.

(5) when a specific maximum time period for delaying the public release of data is authorized in the terms of a Government funding agreement used to fund this CRADA and that maximum period is shorter than the time period set forth in this Article for protecting Protected CRADA Information;

(6) to existing or potential licensees, affiliates, customers, or suppliers of the Parties in support of commercialization of the technology with the same protection in place. Disclosure of the

Participant's Protected CRADA Information under this subparagraph shall only be done with the Participant's consent; or

(7) as mutually agreed to by the Parties in advance.

The obligations of this paragraph shall end sooner for any Protected CRADA Information which shall become publicly known without fault of either Party, shall come into a Party's possession without breach by that Party of the obligations of paragraph above, or shall be independently developed by a Party's employees who did not have access to the Protected CRADA Information. Federal Government employees who are subject to 18 USC 1905 may have access to Protected CRADA Information and shall not be required to sign non-disclosure agreements due to the provisions of the statute.

Parties agree each PTS shall grant protection up to the maximum extent allowed by statute such as the Infrastructure Investment and Jobs Act, upon DOE approval to go beyond the allowed maximum five (5) years protection period.

D. COPYRIGHT: The Parties may assert Copyright in any of their Generated Information. Assertion of Copyright generally means to enforce or give an indication of an intent or right to enforce such as by marking or securing Federal registration. Copyrights in co-authored works by employees of the Parties shall be held jointly and use by either Party shall be without accounting.

E. COMPUTER SOFTWARE: For all Computer Software produced in the performance of this CRADA, the Parties shall provide an Announcement Notice, AN 241.4 Software Announcement Notice, along with providing the source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the Computer Software to DOE's Energy Science and Technology Software Center (ESTSC) via www.osti.gov/estsc. The source code of the Computer Software may be marked as Protected CRADA Information in accordance with this Article; however, the Government's use of the executable object code is governed by the applicable license below.

For Generated Information that is Copyrighted Computer Software produced by a Party, the Party shall inform DOE's ESTSC when it abandons or no longer commercializes the Copyrighted Computer Software. Until such notice to ESTSC, the Government has for itself and others acting on its behalf, a royalty-free, nontransferable, nonexclusive, irrevocable worldwide copyright license to reproduce, prepare derivative works, and perform publicly and display publicly, by or on behalf of the Government. (narrow license). After the Party owning the Copyrighted Computer Software abandons or no longer commercializes the Copyrighted Computer Software, the Government has for itself and others acting on its behalf, a royalty-free, nontransferable, nonexclusive, irrevocable worldwide copyright license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government. (broad license).

For all other Generated Information where a Party asserts copyright in copyrightable works produced in the performance of this CRADA, the Government has for itself and others acting on its behalf, a royalty-free, nontransferable, nonexclusive, irrevocable worldwide copyright license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, subject to the restrictions this Article places on publication of Proprietary Information and Protected CRADA Information.

The Parties agree to place Copyright and other notices, as appropriate for the protection of Copyright, in human-readable form onto all physical media, and in digitally encoded form in the

header of machine-readable information recorded on such media such that the notice will appear in human-readable form when the digital data are off loaded or the data are accessed for display or printout.

ARTICLE VIII: U.S. COMPETITIVENESS

The Parties agree that a purpose of this CRADA is to provide substantial benefit to the U.S. economy.

A. In exchange for the benefits received under this CRADA, the Participant therefore agrees to the following:

(1) Products embodying Intellectual Property developed under this CRADA shall be substantially manufactured in the United States, and

(2) Processes, services, and improvements thereof which are covered by Intellectual Property developed under this CRADA shall be incorporated into the Participant's manufacturing facilities in the United States either prior to or simultaneously with implementation outside the United States. Such processes, services, and improvements, when implemented outside the United States, shall not result in reduction of the use of the same processes, services, or improvements in the United States.

B. The Contractor agrees to a U.S. Industrial Competitiveness clause in accordance with its prime contract with respect to any licensing and assignments of its Intellectual Property arising from this CRADA, except that any licensing or assignment of its intellectual property rights to the Participant shall be in accordance with the terms of paragraph A of this Article.

ARTICLE IX: EXPORT CONTROL

THE PARTIES UNDERSTAND THAT MATERIALS AND INFORMATION RESULTING FROM THE PERFORMANCE OF THIS CRADA MAY BE SUBJECT TO EXPORT CONTROL LAWS AND THAT EACH PARTY IS RESPONSIBLE FOR ITS OWN COMPLIANCE WITH SUCH LAWS. EXPORT LICENSES OR OTHER AUTHORIZATIONS FROM THE U.S. GOVERNMENT MAY BE REQUIRED FOR THE EXPORT OF GOODS, TECHNICAL DATA OR SERVICES UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT EXPORT CONTROL REQUIREMENTS MAY CHANGE AND THAT THE EXPORT OF GOODS, TECHNICAL DATA OR SERVICES FROM THE U.S. WITHOUT AN EXPORT LICENSE OR OTHER APPROPRIATE GOVERNMENTAL AUTHORIZATION MAY RESULT IN CRIMINAL LIABILITY.

ARTICLE X: REPORTS AND PUBLICATIONS

A. The Parties agree to produce the following deliverables for each PTS under this CRADA to DOE Office of Scientific and Technical Information (OSTI):

(1) an initial abstract suitable for public release at the time the PTS is executed;

(2) a final report, upon completion or termination of each PTS, to include a list of Subject Inventions; and

(3) other scientific and technical information in any format or medium that is produced as a result of this PTS that is useful to the Government or the public as specified by and upon request from DOE no later than two years from submission of the final report to OSTI.

The Parties acknowledge that the Contractor has the responsibility to timely provide the above information to OSTI. Furthermore, item (2) above should also be provided to the DOE field office.

B. The Parties agree to secure pre-publication review from each other wherein the non- publishing Party shall provide within sixty (60) days any written objections to be considered by the publishing Party.

C. The Parties agree that neither will use the name of the other Party or its employees in any promotional activity, such as advertisements, with reference to any product or service resulting from this CRADA, without prior written approval of the other Party.

ARTICLE XI: FOREIGN GOVERNMENT-SPONSORED TALENT RECRUITMENT PROGRAM (FGSTRP) OR OTHER FOREIGN GOVERNMENT-SPONSORED OR AFFILIATED ACTIVITY (OFGSAA)

The Participant shall certify if any employee(s) or subcontractor employee(s) who are working under this CRADA either on-site at a DOE NNSA site/facility or in DOE/NNSA/contractor leased space are participating in a FGSTRP or OFGSAA as defined in Attachment 2 of in DOE O 486.1A, which is available at https://www.directives.doe.gov/directives-documents/400-series/0486.1-Border-a. Countries that are identified as 'Foreign Country of Risk' are People's Republic of China, Russia, North Korea, and Iran and is subject to change upon DOE request.

A. Participant shall notify Contractor within five (5) business days of any personnel changes under this CRADA that result in any change to Participant's certification under this requirement.

B. Failure to report or falsify to this requirement may result in exercising contractual remedies in accordance with the terms of this CRADA.

C. Contractor reserves the right to remove any employee(s) participating in a FGSTRP or OFGSAA from performing any work under this CRADA from any facilities of the INL or from any other DOE/NNSA site/facility (including a DOE/NNSA contractor leased facility). To the extent the U.S. Department of Energy requires the Participant employee(s) participating in a FGSTRP or OFGSAA to be removed from performing any further work under this CRADA, the Participant shall do so unless such employee(s) agree to discontinue his/her/their participation in the FGSTRP or OFGSAA.

D. Participant agrees that it shall not submit any request for claim or request for equitable adjustment against Contractor as a result of direction under this subparagraph.

ARTICLE XII: FORCE MAJEURE

No failure or omission by the Contractor or the Participant in the performance of any obligation under this CRADA shall be deemed a breach of this CRADA or create any liability if the same shall arise from any cause or causes beyond the control of the Contractor or the Participant, including but not limited to the following, which, for the purpose of this CRADA, shall be regarded as beyond the control of the Party in question: Acts of God, acts or omissions of any government or agency thereof, compliance with requirements, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

ARTICLE XII: DISPUTES

The Parties shall attempt to jointly resolve all disputes arising from this CRADA. In the event a dispute arises under this CRADA, the Participant is encouraged to contact Contractor's Technology Partnerships Ombudsman in order to further resolve such dispute before pursuing third-party mediation or other remedies. If the Parties are unable to jointly resolve a dispute within 60 days, they agree to submit the dispute to a third-party mediation process that is mutually agreed upon by the Parties. To the extent that there is no applicable U.S. Federal law, this CRADA and performance thereunder shall be governed by the laws of the State of Idaho, without reference to that state's conflict of laws provisions.

ARTICLE XIII: ENTIRE CRADA, MODIFICATIONS, ADMINISTRATION AND TERMINATION

A. This CRADA with its annexes contains the entire agreement between the Parties with respect to the subject matter hereof, and all prior representations or agreements relating hereto have been merged into this document and are thus superseded in totality by this CRADA.

C. Any agreement to materially change any terms or conditions of this CRADA or the annexes shall be valid only if the change is made in writing, executed by the Parties hereto, and approved by DOE.

D. The Contractor enters into this CRADA under the authority of its prime contract with DOE. The Contractor is authorized to and will administer this CRADA in all respects unless otherwise specifically provided for herein. Administration of this CRADA may be transferred from the Contractor to DOE or its designee with notice of such transfer to the Participant, and the Contractor shall have no further responsibilities except for the confidentiality, use and/or nondisclosure obligations of this CRADA.

E. This CRADA and/or each individual project described in the PTSs may be terminated by either Party upon sixty (60) days written notice to the other Party. Termination of the CRADA terminates all active PTSs. If a PTS provides for advance funding, this PTS may also be terminated by the Contractor in the event of failure by the Participant to provide the necessary advance funding, as agreed in each PTS.

In the event of termination by either Party, each Party shall be responsible for its share of the costs incurred through the effective date of termination, as well as its share of the costs incurred after the effective date of termination, and which are related to the termination.

In witness whereof, the Parties have executed this CRADA.

BATTELLE ENERGY ALLIANCE, LLC:

Name: [redacted]

Title: [redacted]

Date: September 27, 2022

Signature: [redacted]

LIGHTBRIDGE CORPORATION:

Name: Andrey Mushakov

Title: Executive Vice President, Nuclear Ops

Date: September 27, 2022

Signature: /s/Andrey Mushakov

[redacted]

[redacted]

ANNEX A
STATEMENT OF WORK, Mod 0
04/07/2022
CRADA No. [redacted]
Supply of Enriched Uranium, Experiment Design and Test Rig Fabrication, and Irradiation Testing in ATR and TREAT

A. PURPOSE

Reasons for Cooperation

Lightbridge Corporation (Lightbridge, Participant), located in Reston, Virginia, is a nuclear fuel technology development company. Lightbridge is developing proprietary next-generation nuclear fuel technologies for use in current and future reactors that significantly enhances the economics and safety of nuclear power, operating at about 1,000°C cooler than standard fuel. The purpose is to improve reactor economics through power uprates, longer fuel cycles, and the potential for increased carbon credits while adding non-emitting baseload electricity with dramatically improved reactor safety. Lightbridge is focusing its development efforts primarily on demonstrating its metallic fuel rod technology and a fuel assembly design for power uprates and longer fuel cycle in existing pressurized water reactors, as well as providing fuel for water-cooled small modular reactors.

Battelle Energy Alliance, LLC, (BEA, Contractor) the management and operating contractor of Idaho National Laboratory (INL), located in Idaho Falls, Idaho, operates the lead nuclear laboratory for the U.S. Department of Energy (DOE). BEA's nuclear engineering expertise draws upon multiple disciplines required to analyze, design, demonstrate, deploy, and operate nuclear systems. These include capabilities in neutronics, thermal hydraulics, structural-design analyses for small- and large-scale experiments, mechanistic and probabilistic safety and other risk analyses, development of robust materials for the nuclear environment, and development of destructive and nondestructive nuclear materials detection and safeguards technologies.

BEA also hosts unique, unparalleled irradiation and post-irradiation examination (PIE) facilities. For steady state irradiation testing, the Advanced Test Reactor (ATR) provides the ability to tailor irradiation experiments to a variety of conditions. Transient testing is also available through the Transient Test Reactor (TREAT) where unique thermal-hydraulic behaviors can be investigated. Both reactors are supported by world class fabrication and assembly facilities that can utilize conventional and more advanced fabrication methods.

Lightbridge, as a US nuclear fuel company, is seeking [redacted] and to eventually qualify it for use within light water reactors (LWR), including water-cooled small modular reactors. INL, as the US's premier nuclear fuel laboratory, is an ideal location for Lightbridge to perform this development as it can support the fabrication, assembly, irradiation, and PIE of the fuel experiments. BEA is interested in this collaboration as it is the lead fuel testing laboratory for the Department of Energy (DOE) and its mission is to

support industry development of nuclear technology, irradiation testing, and characterization.

Public Abstract

Lightbridge Corporation, as a US nuclear fuel company, is seeking irradiation data necessary to advance the technical readiness level (TRL) of its fuel concept and to eventually qualify it for use within light water reactors (LWR), including water-cooled small modular reactors. Idaho National Laboratory (INL), as the US's premier nuclear fuel laboratory, is an ideal location for Lightbridge Corporation to perform this development as it can support the fabrication, assembly, irradiation, and post-irradiation examination (PIE) of the fuel experiments. INL is interested in this collaboration as it is the lead fuel testing laboratory for the Department of Energy and its mission is to support industry development of nuclear technology, irradiation testing, and characterization.

B. SCOPE

Duration of CRADA

The period of performance of this CRADA is seven (7) years.

CRADA Phase Descriptions

CRADA Phase 1: Fabricate, Assemble, and Irradiate Coupon Experiment in ATR

To complete the irradiation experiment for Lightbridge, [redacted]

CRADA Phase 2: Fabricate, Assemble, and Irradiate Lightbridge Fuel in ATR

To fully assess the Lightbridge fuel design, [redacted]

CRADA Phase 3: Fabricate, Assemble, and Irradiate Lightbridge Fuel in TREAT

To fully assess the Lightbridge fuel design, [redacted].

C. ESTIMATED COST

The estimated contribution by the Participant and the Government for each cooperative research project shall be as set forth in the specific Project Task Statements (PTS's) entered under this CRADA, subject to available funding, and in accordance with conditions set forth in Section E. of each PTS.

D. TECHNICAL CONTACTS

Name /Title	Organization	Phone/Email
[redacted]	[redacted]	[redacted]
[redacted]		[redacted]
[redacted]		[redacted]

E. PROPERTY

Any tangible property that will be acquired or produced will be listed in each PTS, along with a declaration of who will pay for it and who will own it. All uranium material supplied by DOE shall remain the property of DOE. The Parties will agree on a suitable disposition path for the irradiated samples at the end of the project.

F. QUALITY ASSURANCE

For each of the CRADA phases described above, a quality implementation plan will be developed to provide direction for the quality management oversight of the work activities during the phase. The quality implementation plan for a particular phase will be included within or referenced within the detailed PTS for that work and will be approved

by Lightbridge prior to initiation of that work. It is intended that these quality implementation plans will be developed using a "graded approach" depending on the safety significance and complexity of each phase set of activities. However, it may be acceptable to use one overall quality implementation plan for the duration of all phases if acceptable to and approved by Lightbridge.

[redacted]